Exhibit 99.1

NEWS

For Immediate Release

Federal Court Upholds State Department Award of Aviation Services Contract

AAR ready to commence work immediately on worldwide aviation services contract

WOOD DALE, Illinois, November 1, 2017 — Global aviation services leader AAR (NYSE: AIR) announced that the Court of Federal Claims (COFC) entered judgment late yesterday in favor of the U.S. Government, upholding the award of the Worldwide Aviation Support Services (WASS) by the U.S. Department of State to AAR Airlift and dismissing the protest filed by incumbent DynCorp International.

AAR Airlift is ready to commence work immediately under the WASS contract that was awarded in September 2016 by the U.S. State Department to support the work of the Bureau for International Narcotics and Law Enforcement Affairs, Office of Aviation.

“We are very pleased that the Court affirmed the State Department’s decision to award the WASS contract to AAR Airlift,” said Don Wetekam, Chairman, AAR Airlift. “Our talented team is excited to begin work on this contract and deliver world-class service for this important national security program.”

About AAR

AAR is a global aftermarket solutions company that employs more than 5,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Media contact: Kathleen Cantillon, Vice President of Strategic Communications, at Kathleen.Cantillon@aarcorp.com | 630-227-2081 or email editor@aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2017. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.